EXHIBIT 10.45+
Seagate Technology Holdings public limited company
2022 Equity Incentive Plan
Restricted Share Unit Agreement

1.Grant of Restricted Share Units. Seagate Technology Holdings public limited company, a public limited company incorporated under the laws of Ireland (the “Company”), hereby grants to you (the Participant named in Section 2 below) the number of Restricted Share Units set forth in Section 2 below subject to the terms and conditions of the Seagate Technology Holdings public limited company 2022 Equity Incentive Plan, as may be amended from time to time and including any exhibits thereto (the “Plan”) and this Restricted Share Unit Agreement, including any exhibits hereto (the “Agreement”) (collectively, the “Award”). In the event of a conflict between the terms of the Plan and the terms of this Agreement, the terms of the Plan shall govern. Unless otherwise defined in this Agreement, any capitalized term used in this Agreement shall have the meaning assigned to such term in the Plan.
2.Award Terms. Subject to further detail included in this Agreement, the key terms related to the Award are as follows:
(a)Participant:
(b)Global ID Number:
(c)Date of Grant:
(d)Grant Number:
(e)Vesting Commencement Date:
(f)Number of Restricted Share Units:
(g)Vesting Schedule. [Subject to your Continuous Service with the Company or one of its Affiliates, 100% of the Restricted Share Units shall vest on the first anniversary of the Vesting Commencement Date, subject to the vesting conditions described in Section 3 below.]1 [Subject to your Continuous Service with the Company or one of its Affiliates and the vesting conditions described in Section 3 below, 25% of the number of Restricted Share Units granted shall vest on the first anniversary of the Vesting Commencement Date, and the remaining 75% of the number of Restricted Share Units granted shall vest thereafter in twelve quarterly installments, each equal to 6.25% of the number of Restricted Share Units granted, such that the Award shall be fully vested approximately four years following the Vesting Commencement Date. For purposes of the foregoing, the Restricted Share Units shall vest on the same day of the month as the day on which the Vesting Commencement Date occurred, or if there is no such day in the scheduled month of vesting, then on the next subsequent calendar day. If, on any vesting date, this Vesting Schedule would result in the vesting of a fraction of a Share, such fraction shall be rounded down to the nearest whole Share, and any remaining fractions of a Share that have not become vested due to the aforementioned rounding rule shall be combined with any other fractional Restricted Share Unit scheduled to vest and/or prior fractional Restricted Share Unit rollovers, and shall become vested as whole Shares on certain subsequent vesting dates, such that the Award shall be fully vested approximately four years following the Vesting Commencement Date.]2 [Subject to your Continuous Service with the Company or one of its Affiliates and the vesting conditions described in Section 3 below, 25% of the number of Restricted Share Units granted shall vest each year on the first four anniversaries of the Vesting
1 To be used for 1-year vesting
2 To be used for 4-year vesting with quarterly vesting after first year

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Commencement Date. If, on any vesting date, this Vesting Schedule would result in the vesting of a fraction of a Share, such fraction shall be rounded down to the nearest whole Share, and any remaining fractions of a Share that have not become vested due to the aforementioned rounding rule shall be combined with any other fractional Restricted Share Unit scheduled to vest and/or prior fractional Restricted Share Unit rollovers, and shall become vested as whole Shares on certain subsequent vesting dates, such that the Award shall be fully vested approximately four years following the Vesting Commencement Date.]3
3.Vesting and Settlement.
(h)Subject to Sections 3(b), 3(c) and 3(d) below, the Restricted Share Units will vest as provided in Section 2 above.
(i)    [In the event of your termination of Continuous Service on account of your death, 100% of the Restricted Share Units shall immediately vest .]4 [In the event of your termination of Continuous Service on account of your death, you shall be deemed to have completed an additional year of service as of the date of such termination.]5
(j)    Subject to the terms of the Seagate Technology Executive Severance and Change in Control Plan, as amended from time to time, or other similar plan (the “Severance Plan”), in the event of your termination of Continuous Service for any reason, you shall forfeit any and all Restricted Share Units that have not vested as of the date of such termination, as further described in Section 8(n) below.
(k)    The Committee may, in its sole discretion, suspend vesting of the Restricted Share Units if you are on a leave of absence.
(l)    Upon the vesting of any Restricted Share Units, as promptly as is reasonably practicable (but in any event no later than March 15 of the calendar year following the calendar year in which the vesting date occurs), Shares (which shall be fully paid up) shall be issued to you, and the Company shall deliver to you appropriate documentation evidencing the number of Shares issued in settlement of such vested Restricted Share Units. However, the settlement of the Restricted Share Units shall be conditioned upon your making adequate provision for Tax-Related Items, as discussed in Section 7 below.
4.Compliance with Law. Notwithstanding any other provision of the Plan or this Agreement, unless there is an available exemption from such registration, qualification or other legal requirement applicable to the Shares, the Company shall not be required to deliver any Shares issuable upon vesting of the Restricted Share Units prior to the completion of any registration or qualification of the Shares under any local, state, federal or foreign law or under rulings or regulations of the U.S. Securities and Exchange Commission or of any other governmental regulatory body, or prior to the obtaining of any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable.
5.Shareholder Rights. You shall not be, nor have any of the rights or privileges of, a shareholder of the Company in respect of the Shares subject to the Restricted Share Units unless and until such Shares have been issued by the Company to you. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Article 12 of the Plan.
6.Transferability. The Restricted Share Units may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by you other than by will or by
3 To be used for 4-year vesting with annual vesting
4 To be used for 1-year vesting
5 To be used for either 4-year vesting option

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the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate.
7.Responsibility for Taxes.
(m)Regardless of any action the Company, any of its Affiliates or the Participant's employer (the “Employer”) take with respect to any or all income tax, social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount, if any, actually withheld by the Company or the Affiliate. You further acknowledge that the Company and/or the Affiliate (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including, but not limited to, the grant, vesting or settlement of the Restricted Share Units, the issuance of Shares, the subsequent sale of Shares acquired pursuant to such issuance and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Award to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to Tax-Related Items in more than one jurisdiction, you acknowledge that the Company and/or the Affiliate may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(n)Subject to Sections 7(c) and (d) below, your acceptance of this Agreement constitutes your instruction and authorization to your brokerage firm (or, in the absence of a designated brokerage firm, any brokerage firm determined acceptable to the Company for such purpose) to sell on your behalf the number of whole Shares from those Shares issuable to you upon settlement of the Restricted Share Units as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy any applicable withholding obligation for Tax-Related Items. Such Shares will be sold on the day the Tax-Related Items are determined or as soon thereafter as practicable. You will be responsible for all brokers’ fees and other costs of sale, which fees and costs may be deducted from the proceeds of the foregoing sale of Shares, and you agree to indemnify and hold the Company and any brokerage firm selling such Shares harmless from any losses, costs, damages, or expenses relating to any such sale. To the extent the proceeds of such sale exceed your Tax-Related Items, such excess cash will be deposited into the securities account established with the brokerage firm for the settlement of your Restricted Share Units. You acknowledge that the broker or its designee is under no obligation to arrange for such sale at any particular price, and that the proceeds of any such sale may not be sufficient to satisfy your Tax-Related Items.
(o)At any time before any taxable or tax withholding event, the Committee may, in its sole discretion, determine that the Company or the Affiliate will satisfy any tax withholding obligation with respect to the Tax-Related Items by withholding Shares to be issued upon vesting of the Restricted Share Units. To the extent the Committee makes such a determination, you hereby authorize the Company to withhold Shares otherwise issuable upon vesting of the Restricted Share Units having a Fair Market Value on the date of vesting equal to the amount sufficient to satisfy the Tax-Related Items.
(p)In the event that, in the reasonable determination of the Company and/or its Affiliate, such tax withholding by the sale or withholding of Shares as described in Sections 7(b) and (c) above is problematic under applicable tax or securities law or has materially adverse accounting consequences, you authorize the Company and/or the Affiliate to satisfy any applicable withholding obligation for Tax-Related Items by withholding from your wages or other cash compensation paid to you by the Company and/or the Affiliate, within legal limits, or by requiring you to tender a cash payment to the Company or the Affiliate in the amount of the Tax-Related Items.

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(q)The Company or the Affiliate may withhold or account for Tax-Related Items by considering statutory or other withholding rates, including minimum or maximum rates applicable in your jurisdiction(s). In the event of over-withholding, you may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent in Shares), or if not refunded, you may seek a refund from the local tax authorities. In the event of under-withholding, you may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Affiliate. If the obligation for the Tax-Related Items is satisfied by withholding in Shares as described in Section 7(c) above, for tax purposes, you will be deemed to have been issued the full number of Shares subject to the Restricted Share Units, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of your participation in the Plan..
(r)Finally, you agree to pay the Company or the Affiliate any amount of Tax-Related Items that the Company or the Affiliate may be required to withhold as a result of your participation in the Plan or the vesting and settlement of the Restricted Share Units that cannot be satisfied by the means previously described. The Company or the Affiliate may refuse to issue or deliver the Shares or the proceeds of the sale of Shares unless and until you have complied with your obligations related to the Tax-Related Items described in this Section 7.
8.Nature of the Award. In accepting the Award, you acknowledge, understand and agree that:
(s)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be amended, suspended or terminated by the Company at any time;
(t)the Award is exceptional, voluntary and occasional and does not create any contractual or other right to receive future awards of Restricted Share Units, or benefits in lieu of Restricted Share Units, even if Restricted Share Units have been awarded repeatedly in the past;
(u)all decisions with respect to future Restricted Share Unit awards, if any, will be at the sole discretion of the Company;
(v)you are voluntarily participating in the Plan;
(w)your participation in the Plan will not create a right to employment and shall not interfere with the ability of the Company or any Affiliate to terminate your Continuous Service at any time;
(x)the Award and any Shares subject to the Award, and the income and value of the same, are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company or any Affiliate, and which is outside the scope of your employment or service contract, or consulting arrangement, if any;
(y)the Award and any Shares subject to the Award, and the income and value of the same, are not intended to replace any pension rights or compensation;
(z)the Award and any Shares subject to the Award are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, holiday pay, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or any Affiliate;
(aa) the Award will not be interpreted to form or amend an employment or service contract or relationship with the Company or any Affiliate;

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(ab)the future value of the underlying Shares is unknown and cannot be predicted with certainty;
(ac)no claim or entitlement to compensation or damages shall arise from forfeiture of the Award resulting from termination of your Continuous Service (regardless of the reason for the termination and whether or not the termination is in breach of any employment law in the country where you reside, even if such law is otherwise applicable to your employment benefits, and whether or not such termination is later found to be invalid);
(ad) neither the Company nor any Affiliate shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of this Award or of any amounts due to you pursuant to the issuance of Shares upon settlement of this Award or the subsequent sale of such Shares;
(ae)unless otherwise agreed with the Company, the Award and the Shares subject to the Award, and the income and value of the same, are not granted as consideration for, or in connection with, the service you may provide as a director of an Affiliate of the Company; and
(af)for purposes of the Award, your Continuous Service will be considered terminated as of the date you are no longer actively employed by and/or providing services to the Company or an Affiliate, as applicable; your right, if any, to vest in the Restricted Share Units under the Plan after termination of Continuous Service (regardless of whether the termination is in breach of any employment law in the country where you reside, even if such law is otherwise applicable to your employment benefits, and whether or not such termination is later found to be invalid) will be measured by the date you cease to be actively employed and/or actively providing services and will not be extended by any notice period mandated under any employment law in the country where you reside, even if such law is otherwise applicable to your employment benefits (e.g., active employment would not include a period of “garden leave” or similar period); the Committee, in its sole discretion, shall determine when you are no longer actively employed for purposes of the Award (including whether you may still be considered actively employed while on a leave of absence).
9.No Advice Regarding Grant. The Company and its Affiliates are not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares. You should consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.
10.Data Privacy.
(ag)You are hereby notified of the collection, use and transfer outside of the European Economic Area, in electronic or other form, of your Data (defined below) by and among, as applicable, the Company and certain of its Affiliates for the exclusive and legitimate purpose of implementing, administering and managing your participation in the Plan.
(ah)You understand that the Company and its Affiliates hold certain personal information about you, including, but not limited to, your name, home address and telephone number, email address, date of birth, social insurance, passport or other identification number, salary, nationality, job title, any shares or directorships held in the Company, details of all entitlement to Shares awarded, canceled, vested, unvested or outstanding in your favor (“Data”), for the purpose of implementing, administering and managing the Plan.
(ai)You understand that providing the Company with this Data is necessary for the performance of this Agreement and that your refusal to provide the Data would make it impossible for the Company to perform its contractual obligations and may affect your ability to participate in the Plan. Your Data shall be accessible within the Company only by the persons

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specifically charged with Data processing operations and by the persons that need to access the Data because of their duties and position in relation to the performance of this Agreement.
(aj)The Company will use your Data only as long as is necessary to implement, administer and manage your participation in the Plan or as required to comply with legal or regulatory obligations, including under tax and securities laws. When the Company no longer needs your Data, it will remove it from its systems. If the Company keeps Data longer, it would be to satisfy legal or regulatory obligations and the Company’s legal basis would be relevant laws or regulations. You have a number of rights under data privacy laws in your country. Depending on where you are based, your rights may include the right to (i) request access or copies of Data the Company processes, (ii) rectification of incorrect Data, (iii) deletion of Data, (iv) restrictions on processing, (v) portability of Data, (vi) to lodge complaints with competent authorities in your country, and/or (vii) a list with the names and addresses of any potential recipients of your Data. To receive clarification regarding your rights or to exercise your rights please contact the Company at Attn: Data Protection Officer, data.protection.officer@seagate.com.
(ak)Further, you understand that the Company will transfer Data to E*TRADE Corporate Financial Services, Inc. and E*TRADE Securities LLC (collectively, “E*TRADE”), and/or such other third parties as may be selected by the Company, which are assisting the Company with the implementation, administration and management of the Plan. The Company may select a different service provider or additional service providers and share Data with such other provider(s) serving in a similar manner. You may be asked to agree on separate terms and data processing practices with the service provider, with such agreement being a condition of the ability to participate in the Plan.
(al)E*TRADE is based in the United States. Your country or jurisdiction may have different data privacy laws and protections than the United States. If you are outside of the United States, you should note that your country has enacted data privacy laws that are different from the United States. By participating in the Plan, you agree to the transfer of your Data to E*TRADE for the exclusive purpose of administering your participation in the Plan. The Company's legal basis, where required, for the transfer of Data to E*TRADE is your consent.
(am)Finally, you may choose to opt out of allowing the Company to share your Data with E*TRADE and others as described above, although execution of such choice may mean the Company cannot grant awards under the Plan to you. For questions about this choice or to make this choice, you should contact Equity Administration at stockadmin@seagate.com.
11.Electronic Delivery and Participation. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means or request that you consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an online or electronic system established and maintained by the Company or any third party designated by the Company.
12.Notices. Any notices provided for in your Award or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company. Any such notices from the Company to you may also be delivered to you through the Company’s electronic mail system (during your Continuous Service) or at the last email address you provided to the Company (after termination of your Continuous Service).
13.Choice of Law and Venue. The Award is governed by, and subject to, the laws of the State of California, without regard to such state’s conflicts of law rules, as provided in the Plan. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Award, the parties hereby submit to and consent to the exclusive

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jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of Alameda County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this Award is made and/or to be performed.
14.Country-Specific Provisions. The Award shall be subject to any special provisions set forth in Exhibit A for your country, if any. If you relocate to one of the countries included in Exhibit A during the life of the Award or while holding Shares acquired upon vesting of the Restricted Share Units, the special provisions for such country shall apply to you, to the extent the Company determines that the application of such provisions is necessary or advisable in order to comply with applicable laws with regard to the acquisition, issuance or sale of the Shares or facilitate the administration of the Plan. Exhibit A constitutes part of this Agreement.
15.Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Award and the Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with applicable laws with regard to the acquisition, issuance or sale of the Shares or facilitate the administration of the Plan, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
16.Insider Trading Restrictions/Market Abuse Laws. You acknowledge that, depending on you or your broker’s country of residence or where the Shares are listed, you may be subject to insider trading restrictions and/or market abuse laws, which may affect your ability to accept, acquire, sell or otherwise dispose of Shares or rights to Shares (e.g., Restricted Share Units) or rights linked to the value of the Shares under the Plan during such times as you are considered to have “inside information” regarding the Company (as defined by the laws or regulations in the applicable jurisdictions or your country). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you placed before you possessed inside information. Furthermore, you could be prohibited from (i) disclosing the inside information to any third party (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Third parties include fellow employees. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company securities trading policy. You are responsible for ensuring compliance with any applicable restrictions and are instructed to speak with your personal legal advisor on this matter.
17.Foreign Asset/Account Reporting; Exchange Controls and Tax Reporting. Without limitation to any specific information stated in Exhibit A, you acknowledge that your country may have certain foreign asset and/or account reporting requirements, exchange controls, tax reporting or other requirements which may affect your ability to purchase or hold Shares subject to the Plan or cash received from participating in the Plan (including from any dividends received or sale proceeds arising from the sale of Shares) in a brokerage or bank account outside your country. You may be required to report such accounts, assets or transactions to the tax or other authorities in your country. You also may be required to repatriate sale proceeds or other funds received as a result of your participation in the Plan to your country through a designated bank or broker and/or within a certain time after receipt. You further acknowledge that it is your responsibility for ensuring compliance with any applicable regulations, and that you should consult your personal legal advisor for any details.
18.Waiver. You acknowledge that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by you or any other participant.
19.Recoupment.
(1)Compensation Recovery for Fraud and Misconduct Policy. You hereby acknowledge and agree that to the extent you are or become subject to the Seagate Technology Holdings public limited company Compensation Recovery for Fraud and Misconduct Policy, as

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amended from time to time (the “Compensation Recovery Policy”), the terms and conditions of the Policy are hereby incorporated by reference into this Agreement and shall apply to (a) the Award, (b) each outstanding share award granted or issued to you (pursuant to which Shares may be issued or payments deriving their value from the Shares may be made), and (c) the gain received in connection with the vesting, exercise and/or issuance of any share award (i.e., the market value of the Shares on the vesting, exercise and/or issuance date, as applicable, less (i) any price paid for the Shares and (ii) any Tax-Related Items withheld from or paid by you in connection with the vesting, exercise and/or issuance of the share award), in each case without regard to whether such award was granted or issued under a share plan of the Company, a predecessor to the Company or a company acquired by the Company or outside a share plan; provided, however, that such award was granted or such gain was received within the three years prior to the Date of Grant. A copy of the current version of the Compensation Recovery Policy is attached to this Agreement as Exhibit B.
(2)Other Required Recoupments. Without derogating from the terms of Section 19(a) hereof, as an additional condition of receiving the Award, you agree that the Award and any benefits or proceeds you may receive hereunder shall be subject to forfeiture and/or repayment to the Company to the extent required (i) under the terms of any other recoupment or “clawback” policy adopted by the Company, as may be amended from time to time (and such requirements shall be deemed incorporated into this Agreement without your consent), or (ii) to comply with any requirements imposed under applicable laws and/or the rules and regulations of the securities exchange or inter-dealer quotation system on which the Shares are listed or quoted, including, without limitation, pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. Further, if you receive any amount in excess of what you should have received under the terms of the Award for any reason (including without limitation by reason of a financial restatement, mistake in calculations or administrative error), all as determined by the Committee, then you shall be required to promptly repay any such excess amount to the Company.
(3)Execution of Recoupment. You hereby irrevocably appoint the Company as the your true and lawful attorney for the purpose of undertaking all actions and executing all deeds and documentation that may be required to be executed to enforce the recovery of compensation pursuant to the Compensation Recovery Policy under Section 19(a) hereof or pursuant to any other required recoupment under Section 19(b).
20.Amendments. The Committee at any time, and from time to time, may amend the terms of the Award; provided, however, that the rights under any Award shall not be materially impaired by any such amendment unless (a) the Company requests your consent and (b) you consent in writing.
21.Language. You acknowledge that you are proficient in the English language, or have consulted with an advisor who is sufficiently proficient in English, so as to allow you to understand the terms and conditions of this Agreement. If you have received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
22.Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
23.Acknowledgements. By indicating acceptance of the Award through the Company’s online acceptance procedure, you acknowledge that: (a) you have received, and understand and agree to the terms of, this Agreement and the Plan (including any exhibits to each document), (b) you accept the Award on the terms and conditions set forth in this Agreement and the Plan (including any exhibits to each document), and (c) this Agreement and the Plan (including any exhibits to each document) set forth the entire understanding between you and the

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Company regarding the rights to acquire the Shares subject to this Award and supersede all prior oral and written agreements with respect thereto.

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